List of Subsidiaries
(as of December 31, 2025)

Name of Subsidiary	Jurisdiction of Incorporation or Organization

Domestic

400 Professional LLC	Delaware
Cangene bioPharma LLC	Maryland
Emergent Commercial Operations Frederick Inc.	Maryland
Emergent Biodefense Operations Lansing LLC	Delaware
Emergent Devices Inc.	Delaware
Emergent Europe Inc.	Delaware
Emergent International Inc.	Delaware
Emergent Manufacturing Operations Baltimore LLC	Delaware
Emergent Product Development Gaithersburg Inc.	Delaware
Emergent Travel Health Inc.	Delaware

International

Emergent Acquisition Unlimited Company	Ireland
Emergent BioSolutions Canada Inc.	Ontario
Emergent BioSolutions Ireland Limited	Ireland
*Emergent Netherlands B.V.	Netherlands
Emergent Operations Ireland Limited	Ireland
Emergent Sales and Marketing Australia Pty Ltd.	Australia
Emergent Sales and Marketing Germany GmbH	Germany
Emergent Sales and Marketing Singapore Pte. Ltd.	Singapore
Emergent BioSolutions UK Ltd.	England and Wales

*The Company chose not to proceed with the dissolution of this entity indicated in FY25.